Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
First National Bank Appoints Staff
ORRVILLE, Ohio, August 18, 2005 — First National Bank has announced the following appointments:
Jim Huntsberger has been appointed Vice President of Asset Liability Management and Operations, effective August 17, 2005. He is responsible for First National Bank’s asset and liability management, investment portfolio and general operations of the bank including information technology and purchasing. Jim has also been named bank Cashier.
A graduate of The University of Akron (BS Accounting), Huntsberger has 25 years of business experience. He has spent the past 15 years of his career with First National Bank as a credit analyst, internal auditor and most recently as the asset and liability manager. Huntsberger is a licensed certified public accountant.
Huntsberger serves as the finance chair for the Orrville Area Boys & Girls Club. He is also a board member for Friendship Meals and Kiwanis Club of Orrville. A resident of Orrville, he may be reached at First National Bank’s Operation Center at 330-682-1030.
Paul Kubiak has been named Vice President of Sales and Marketing, effective August 17, 2005. He is responsible for branch administration and marketing. A graduate of Edinboro State College in Pennsylvania (BA Accounting), Kubiak began his career in consulting in the nuclear and steel industries. Additionally, he spent eleven years in customer service and sales management in the steel industry. He joined First National Bank, one year ago, serving as a Vice President, Commercial Banking.
Kubiak is a certified Quality Auditor from the American Society of Quality since 1989, and he’s a certified program leader for Kepner Tregoe Problem solving and Decision Making since 1997. A resident of Wooster, Kubiak is active in Wayne County’s Junior Achievement, the Wooster Hockey and Skating Club at Alice Noble Ice Arena and is a member of the Wooster Rotary.
Tammy Starkey has been appointed Vice President of Risk Management effective August 17, 2005. She is responsible for the area of bank secrecy act, compliance, process improvement, Sarbanes-Oxley monitoring and security.
A graduate of The University of Akron (BS Finance) and Malone College (MBA), Starkey has over eight years of banking experience in internal audit and branch management. Over the past two years, she has served as internal auditor for the Bank. She is a member of the Institute of Internal Auditors. A resident of North Canton, she may be reached at First National Bank’s Operation Center at 330-682-1030.
Additionally, due to a reorganization and job consolidation, Bob Woodruff, Vice President of Operations and Cashier, has left the organization, effective August 16, 2005.